FINGERHUT COMPANIES, INC.
                                         Buyer

                                          and

                                FINGERHUT NATIONAL BANK
                                         Seller



                          BANK RECEIVABLES PURCHASE AGREEMENT
                              Dated as of January 12, 1997





                                     TABLE OF CONTENTS

                                         ARTICLE I

               DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . .  1
                    Section 1.1   Definitions  . . . . . . . . . . . . .  1
                    Section 1.2   Other Definitional Provisions  . . . .  8

                                        ARTICLE II

               PURCHASE, CONVEYANCE AND SERVICING
               OF RECEIVABLES  . . . . . . . . . . . . . . . . . . . . .  8
                    Section 2.1   Sale . . . . . . . . . . . . . . . . .  8

                                        ARTICLE III

               CONSIDERATION AND PAYMENT . . . . . . . . . . . . . . .   10
                    Section 3.1   Purchase Price . . . . . . . . . . .   10
                    Section 3.2   Payment of Purchase Price  . . . . .   11
                    Section 3.3   Daily Reports  . . . . . . . . . . .   11

                                        ARTICLE IV

               REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . .   11
                    Section 4.1   Seller's Representations and
                                  Warranties . . . . . . . . . . . . .   11
                    Section 4.2   Seller's Representations and
                                  Warranties Regarding Receivables . .   14
                    Section 4.3   Representations and Warranties of
                                  the Buyer  . . . . . . . . . . . . .   16

                                         ARTICLE V

               COVENANTS OF SELLER AND BUYER . . . . . . . . . . . . .   18
                    Section 5.1   Seller Covenants . . . . . . . . . .   18
                    Section 5.2   Buyer Covenant Regarding Sale
                                  Treatment  . . . . . . . . . . . . .   20


                                        ARTICLE VI

               OPTIONAL REPURCHASE . . . . . . . . . . . . . . . . . .   20
                    Section 6.1   Breach of Warranty . . . . . . . . .   20
                    Section 6.2   Conveyance of Reassigned Receivables   21

                                        ARTICLE VII

               CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . .   21
                    Section 7.1   Conditions to the Buyer's
                                  Obligations Regarding Receivables  .   22
                    Section 7.2   Conditions Precedent to the Seller's
                                  Obligations  . . . . . . . . . . . .   22

                                       ARTICLE VIII

               TERM AND TERMINATION  . . . . . . . . . . . . . . . . .   24
                    Section 8.1   Term . . . . . . . . . . . . . . . .   24
                    Section 8.2   Effect of Termination  . . . . . . .   24

                                        ARTICLE IX

               MISCELLANEOUS PROVISIONS  . . . . . . . . . . . . . . .   25
                    Section 9.1   Amendment  . . . . . . . . . . . . .   25
                    Section 9.2   Governing Law  . . . . . . . . . . .   25
                    Section 9.3   Notices  . . . . . . . . . . . . . .   25
                    Section 9.4   Severability of Provisions . . . . .   26
                    Section 9.5   Further Assurances . . . . . . . . .   26
                    Section 9.6   No Waiver; Cumulative Remedies . . .   26
                    Section 9.7   Counterparts . . . . . . . . . . . .   26
                    Section 9.9   Merger and Integration.    . . . . .   26
                    Section 9.10  Headings . . . . . . . . . . . . . .   27
                    Section 9.11  Schedules and Exhibits . . . . . . .   27
                    Section 9.12  Protection of Right, Title and
                                  Interest to Receivables  . . . . . .   27
                    Section 9.13  Assignment . . . . . . . . . . . . .   28




                          BANK RECEIVABLES PURCHASE AGREEMENT

                         BANK RECEIVABLES PURCHASE AGREEMENT, dated as
               of January 12, 1997 (the "Agreement"), by and between FINGERHUT COMPANIES, INC., a Minnesota corporation ("Fingerhut" or the "Buyer"), and FINGERHUT NATIONAL BANK, a national banking association ("FNB" or the "Seller").

                                 W I T N E S S E T H :

                         WHEREAS, the Seller and the Buyer previously
               entered into that certain Bank Receivables Purchase Agreement dated as of November 11, 1996 and wish to terminate such agreement as of the date of this Agreement;

                         WHEREAS, the Buyer desires to purchase from
               time to time certain installment loan contract receivables and/or certain open-end or revolving credit receivables (including private label credit card receivables) generated on or after January 12, 1997 (the "Closing Date") by the Seller in the normal course of its business;

                         WHEREAS, the Seller desires to sell and assign
               from time to time such receivables to the Buyer upon the terms and conditions hereinafter set forth;

                         WHEREAS, the Buyer is an Affiliate of the
               Seller;

                         WHEREAS, the Seller understands that the Buyer
               may re-sell Receivables (as defined herein) to one or more special purpose entities, which may in turn transfer Receivables to master trusts pursuant to Pooling and Servicing Agreements (as defined herein);

                         NOW, THEREFORE, it is hereby agreed by and
               between the Buyer and the Seller as follows:

                                       ARTICLE I

                                      DEFINITIONS

                         Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, capitalized terms used herein shall have the following meanings assigned to them:

                         "Account" shall mean, with respect to each
               Revolving Receivable, each private label credit card account now existing or hereafter established pursuant to a Contract between the Seller and any Person.

                         "Affiliate" means, with respect to a particular
               Person, any Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.

                         "Back End Customer" means with respect to any
               date of determination a customer who has purchased at least one previous product from Fingerhut Corporation and has either paid for or on such date of determination is current on payments for the initial purchase or the related installment loan.

                         "Business Day" shall mean any day other than a
               Saturday, a Sunday or a day on which banking institutions in Minneapolis, Minnesota, or Sioux Falls, South Dakota are authorized or obligated by law or executive order to be closed.

                         "Closed End Receivables" shall mean with
               respect to any Obligor, any right to payment of amounts owed by that Obligor under a closed-end credit card installment loan Contract for the financing of purchases of merchandise, financial service products or services.

                         "Closing Date" shall mean January 12, 1997.

                         "Collections" shall mean all payments received
               by the Seller in respect of the Receivables in the form of cash, checks or any other form of payment in accordance with the Contract in effect from time to time on any Receivables, other than insurance premiums.

                         "Contract" means an agreement between the
               Seller or an Affiliate thereof and another Person for the extension of closed-end or revolving credit pursuant to a credit card, in the form of a written contract, invoice, closed-end installment loan agreement or revolving credit agreement.

                         "Credit Adjustment" shall have the meaning set
               forth in Section 3.2(b) hereof.

                         "Credit and Collection Policy" means those
               credit, collection, customer relations and service policies and practices in effect on the date hereof relating to the Contracts and the Receivables as such may be modified from time to time.

                         "Date of Processing" shall mean with respect to
               any transaction, the date on which such transaction is settled according to the Seller's computer master file of closed-end or revolving credit accounts.

                         "Eligible Account" shall mean, as of the
               Closing Date (or, with respect to Accounts established after the Closing Date, as of the date the Receivables arising in such Accounts are first sold to the Buyer), each consumer credit card account owned by the Seller:

                         (a) which is not at the time of sale sold or pledged to any other party and which does not have Receivables, which at the time of sale, are sold or pledged to any other party (provided that Receivables which were sold or pledged prior to the Closing Date, but repurchased free of all Liens or where all Liens were released prior to the sale hereunder, shall not be disqualified under this clause (a)); and

                         (b)  the Receivables in which the Seller has
               not charged off (or required to be charged off) in its customary and usual manner for charging off Receivables in such Accounts as of the Closing Date (or, with respect to Accounts, as of the date the Receivables of such Accounts are sold to the Buyer) unless such Account is subsequently reinstated.

                         "Eligible Receivable" shall mean each
               Receivable that satisfies each of the following criteria:
               (a) with respect to each Revolving Receivable, it arises under an Eligible Account, (b) it is payable in United States dollars, (c) it is not sold or pledged to any other party, (d) it constitutes an "account" or a "general intangible" as each are defined in Article 9 of the UCC as then in effect in the Relevant UCC State, (e) it is at the time of its purchase by the Buyer the legal, valid, and binding obligation of, or is guaranteed by, a person who is competent to enter into a contract and incur debt, and is enforceable against such person in accordance with its terms, (f) it and the related Contract do not contravene in any material respect, and the Seller with respect to such Receivable is not in violation of, any material laws, rules, or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, usury, fair credit billing, fair credit reporting, equal credit opportunity and fair debt collection practices) that could reasonably be expected to have an adverse impact on the amount of collections thereunder, (g) all material consents, licenses, or authorizations of, or registrations with, any governmental authority required to be obtained or given in connection with the creation of such Receivable or the execution, delivery, creation, and performance of the related Contract have been duly obtained or given and are in full force and effect as of the date of the creation of such Receivables, and (h) at the time of its sale to the Buyer, the Seller or the Buyer will have good and marketable title free and clear of all liens and security interests arising under or through the Seller (other than Permitted Liens).

                         "Finance Charge Receivables" shall mean the sum
               of (x) all amounts billed from time to time to the Obligors on any Account or Receivable in respect of (i) with respect to any Account under which Revolving Receivables are generated, the meaning set forth in the Contract applicable to such Account for finance charges (due to periodic rate) or any similar term, (ii) with respect to Closed End Receivables, the amount set forth in the Contract under which any such Receivable is generated as the finance charge, (iii) overlimit fees,
               (iv) late charges, (v) returned check fees, (vi) annual membership fees and annual service charges, if any, (vii) transaction charges, and (viii) similar fees and charges, excluding fees and charges for insurance and insurance type products, plus (y) Recoveries.

                         "Governmental Authority" shall mean the United
               States of America, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                         "Ineligible Receivable" shall have the meaning
               set forth in Section 6.1 hereof.

                         "Lien" shall mean any lien, security interest
               or other encumbrance.

                         "Obligor" shall mean a Person obligated to make
               payments with respect to a Receivable pursuant to a Contract.

                         "Outstanding Balance" shall mean, with respect
               to any Closed End Receivable on any day, the aggregate amount owed by the Obligor thereunder (net of returns and adjustments) assuming that the related Obligor has selected the installment credit terms with respect to such Receivable.

                         "Permitted Lien" shall mean with respect to the
               Receivables: Liens that secure the payment of taxes, assessments and governmental charges or levies, if such taxes are either (a) not delinquent or (b) being contested in good faith by appropriate legal or administrative proceedings and as to which adequate reserves in accordance with generally accepted accounting principles shall have been established.

                         "Person" shall mean any legal person, including
               any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or other entity of similar nature.

                         "Pooling and Servicing Agreement" shall mean,
               with respect to Closed End Receivables of Back End Customers, the Amended and Restated Pooling and Servicing Agreement, dated as of January 12, 1997, and as may be amended from time to time, among Fingerhut National Bank, as servicer, Fingerhut Receivables, Inc., as transferor and The Bank of New York (Delaware), as Trustee or any replacement thereof and, with respect to any other Receivables, shall mean any similar pooling and servicing agreement covering such Receivables.

                         "Principal Receivables" shall mean amounts
               shown on the Seller's records as amounts payable by Obligors with respect to Eligible Receivables other than such amounts that are Finance Charge Receivables and shall include, without limitation, amounts payable for purchases of goods or services or cash advances. A Principal Receivable shall be deemed to have been created at the end of the day on the Date of Processing of such Receivable. In calculating the aggregate amount of Principal Receivables on any day, the amount of Principal Receivables shall be reduced by the aggregate amount of credit balances in the Accounts on such day.

                         "Purchase Agreement" shall mean, with respect
               to Closed End Receivables of Back End Customers, the Purchase Agreement, dated as of January 12, 1997, as may be amended from time to time, between the Buyer and Fingerhut Receivables, Inc. and, with respect to any other Receivables, shall mean any similar purchase agreement covering such Receivables.

                         "Purchase Price" shall have the meaning set
               forth in Section 3.1 hereof.

                         "Receivable" shall mean, with respect to any
               Obligor, all of the indebtedness of such Obligor and any right to payment of amounts owed by that Obligor under a Contract or an Account, including the right to receive payment of any interest or finance charges and other obligations of such Obligor with respect thereto. Each Receivable includes, without limitation, all rights of the Seller under the applicable Contract.

                         "Recoveries" shall mean any amounts received by
               the Seller with respect to Receivables that previously were charged off as uncollectible in accordance with the Servicer's customary and usual servicing procedures.

                         "Relevant UCC State" shall mean each
               jurisdiction in which the filing of a UCC financing statement is necessary to perfect the ownership interest and security interest of the Buyer pursuant to this Agreement.

                         "Requirements of Law" for any Person shall mean
               the certificate of incorporation or articles of association and by-laws or other organizational or governing documents of such Person, and any material law, treaty, rule or regulation, or determination of an arbitrator or Governmental Authority, in each case applicable to or binding upon such Person or to which such Person is subject.

                         "Revolving Receivables" shall mean with respect
               to any Obligor, any right to payment of amounts owed by that Obligor under a revolving credit card account with respect to the sale of merchandise, financial service products or services.

                         "Sale Papers" shall have the meaning set forth
               in Section 4.1(c) hereof.

                         "Secured Obligations" shall have the meaning
               set forth in Section 2.1(d) hereof.

                         "Seller's Discount" shall mean, for any day on
               which Receivables are conveyed hereunder, the discount used to determine the Seller's accounting basis in the Receivables on such day.

                         "Termination Date" shall have the meaning set
               forth in Section 8.1 hereof.

                         "Transferred Account" shall mean an Account
               with respect to which a new credit card account number has been issued by the Seller under circumstances resulting from a lost or stolen credit card and not requiring standard application and credit evaluation procedures under the Credit and Collection Policy.

                         "UCC" shall mean the Uniform Commercial Code,
               as amended from time to time, as in effect in the applicable jurisdiction.

                         Section 1.2  Other Definitional Provisions.
               The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement or any Sale Paper shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, Subsection, Schedule and Exhibit references contained in this Agreement are references to Sections, Subsections, Schedules and Exhibits in or to this Agreement unless otherwise specified.

                                   [END OF ARTICLE I]

                                       ARTICLE II

                          PURCHASE, CONVEYANCE AND SERVICING
                                     OF RECEIVABLES

                         Section 2.1 Sale. (a) In consideration for the Purchase Price and upon the terms and subject to the conditions set forth herein, the Seller does hereby sell, assign, transfer, set-over, and otherwise convey to the Buyer, and the Buyer does hereby purchase from the Seller, on the terms and subject to the conditions specifically set forth herein, all of the Seller's right, title and interest in, to and under (i) the Receivables now existing and hereafter created, including, without limitation, all accounts, general intangibles and other obligations of any Obligor with respect to the Receivables, now or hereafter existing, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services, (ii) all monies and investments due or to become due with respect thereto (including, without limitation, the right to any Finance Charge Receivables, including any Recoveries)and (iii) all proceeds of such Receivables; provided, however, that with respect to Receivables coming into existence after the date hereof such sale, assignment, transfer and conveyance shall occur on the second Business Day (or such earlier day as specified in writing by the Seller to the Buyer) following the date of creation of such Receivables. The foregoing sale, transfer, assignment, set-over and conveyance does not constitute and is not intended to result in a creation or an assumption by the Buyer of any obligation of the Seller in connection with the Receivables or any agreement or instrument relating thereto, including, without limitation, any obligation to any Obligors.

                         (b) In connection with the foregoing sale, the Seller agrees to record and file, at the Buyer's expense, a financing statement or statements with respect to the Receivables and the other property described in Section 2.1(a) sold by the Seller hereunder meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect and protect the interests of the Buyer created hereby under the applicable UCC against all creditors of and purchasers from the Seller, and to deliver a file-stamped copy of such financing statements or other evidence of such filings to the Buyer.

                         (c) In connection with the sale and conveyance hereunder, the Seller agrees, at the Buyer's expense, on or prior to the Closing Date and on each Business Day thereafter on which Receivables are sold hereunder, to indicate or cause to be indicated clearly and unambiguously in its accounting records that such Receivables and the other property described in clauses
               (i), (ii) and (iii) of Section 2.1(a) have been sold to the Buyer pursuant to this Agreement as of the Closing Date or such Business Day as applicable.

                         (d) It is the express intent of the Seller and the Buyer that the conveyance of the Receivables by the Seller to the Buyer pursuant to this Agreement be construed as a sale of such Receivables by the Seller to the Buyer. It is, further, not the intention of the Seller and the Buyer that such conveyance be deemed a grant of a security interest in the Receivables by the Seller to the Buyer to secure a debt or other obligation of the Seller. However, in the event that, notwithstanding the intent of the parties, the Receivables are held to continue to be property of the Seller, then (i) this Agreement also shall be deemed to be and hereby is a security agreement within the meaning of the UCC; and (ii) the conveyance by the Seller provided for in this Agreement shall be deemed to be and the Seller hereby grants to the Buyer a security interest in and to all of the Seller's right, title and interest in (w) all Receivables outstanding on the Closing Date and thereafter created by the Seller and all rights (but not the obligations) relating to such Receivables, including, without limitation, all "accounts" or "general intangibles" (each as defined in the applicable UCC) with respect to the Receivables outstanding on the Closing Date and thereafter created by the Seller, and all rights (but not the obligations) relating thereto, (x) all monies due or to become due with respect thereto and (y) all proceeds of the foregoing to secure (1) the obligations of the Seller and (2) a loan to the Seller in the amount of the Purchase Price as set forth in this Agreement (the "Secured Obligations"). The Seller and the Buyer shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Receivables, such security interest would be deemed to be a perfected security interest of first priority in favor of the Buyer under applicable law and will be maintained as such throughout the term of this Agreement.

                                  [END OF ARTICLE II]

                                      ARTICLE III


                               CONSIDERATION AND PAYMENT

                         Section 3.1  Purchase Price.  The Purchase
               Price for the Receivables and related property conveyed to the Buyer under this Agreement shall be a dollar amount equal to, for (a) Revolving Receivables sold on any date, the product of (i) the aggregate amount of all Principal Receivables sold as of such date, and (ii) one minus the then applicable Seller's Discount, and (b) Closed End Receivables sold on any date, the product of
               (i) the aggregate Outstanding Balance of all such Closed End Receivables as of such date, and (ii) one minus the then applicable Seller's Discount.

                         Section 3.2  Payment of Purchase Price.  (a)
               The Purchase Price for Receivables shall be paid or provided for on the Closing Date with respect to the Receivables existing on the Closing Date and on each Business Day thereafter on which Receivables are transferred hereunder, as the case may be, by payment in immediately available funds.

                         (b) The Purchase Price shall be adjusted on a
               daily basis (the "Credit Adjustment") if the Seller adjusts downward the amount of any Receivable because of a rebate, refund, unauthorized charge or billing error to an Obligor, because such Receivable was created in respect of merchandise which was refused or returned by an Obligor, or if the Seller otherwise adjusts downward the amount of any Receivable without receiving Collections therefor or without charging off such amount as uncollectible.

                         Section 3.3 Daily Reports. On each Business Day on which Receivables are sold hereunder, the Seller shall deliver to the Buyer a Daily Report (the "Daily Report") showing the aggregate Purchase Price of Receivables to be sold on such date, the aggregate amount, if any, owing to the Buyer pursuant to Section
               6.1 hereof and the aggregate net amount of cash owing for Receivables to be sold on such Business Day.

                                  [END OF ARTICLE III]

                                       ARTICLE IV

                             REPRESENTATIONS AND WARRANTIES

                         Section 4.1  Seller's Representations and
               Warranties. The Seller represents and warrants to the Buyer as of the Closing Date, and as of each subsequent date Receivables are sold to the Buyer hereunder, that:

                         (a)  Organization and Good Standing.  The
               Seller is a national banking association organized and validly existing in good standing under the laws of the United States and has the corporate power and authority and legal right to own its property and conduct its business as such properties are presently owned and as such business is presently conducted and to execute, deliver and perform its obligations under this Agreement and each other document or instrument to be delivered by the Seller hereunder (collectively, the "Sale Papers").

                         (b)  Due Qualification.  The Seller is duly
               qualified to do business and is in good standing (or is exempt from such requirements), as a foreign corporation in any state required in order to conduct its business, and has obtained all necessary licenses and approvals with respect to the Seller required under applicable law; provided that no representation or warranty is made with respect to any qualifications, licenses or approvals which the Buyer would have to obtain to do business in any state in which the Buyer seeks to enforce any Receivable.

                         (c)  Due Authorization.  The execution and
               delivery of the Sale Papers, and the consummation of the transactions provided for herein and therein have been duly authorized by the Seller by all necessary corporate action on its part.

                         (d)  Binding Obligation.  Each of the Sale
               Papers, and the consummation of the transactions provided for therein, constitutes a legal, valid and binding obligation of the Seller, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect, affecting the enforcement of creditors' rights in general and as such enforceability may be limited by general principles of equity (whether considered in a proceeding at law or in equity).

                         (e) No Conflicts. The execution and delivery of the Sale Papers and the performance of the transactions contemplated thereby, do not (i) contravene the Seller's charter or by-laws or (ii) violate any material provision of law applicable to it or require any filing (except for the filings under the UCC), registration, consent or approval under, any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Seller, except for such filings, registrations, consents or approvals as have already been obtained and are in full force and effect.

                         (f) Taxes. Except as provided on Schedule 1, the Seller has filed all material tax returns required to be filed and has paid or made adequate provision for the payment of all material taxes, assessments and other governmental charges due from the Seller or is contesting any such tax, assessment or other governmental charge in good faith through appropriate proceedings.

                         (g) No Violation. The execution and delivery of the Sale Papers, the performance of the transactions contemplated by the Sale Papers and the fulfillment of the terms thereof, will not violate any Requirements of Law applicable to the Seller, will not violate, result in any breach of any of the material terms and provisions of or constitute (with or without notice or lapse of time or both) a default under (i) any Requirement of Law applicable to the Seller, or (ii) any material indenture, contract, agreement, mortgage, deed of trust or other material instrument to which the Seller is a party or by which it or its properties are bound.

                         (h) No Proceedings. There are no proceedings or investigations pending or, to the best knowledge of the Seller, threatened against the Seller before any Governmental Authority (i) asserting the invalidity of the Sale Papers, (ii) seeking to prevent the consummation of any of the transactions contemplated thereby, (iii) seeking any determination or ruling that would materially and adversely affect the performance by the Seller of its obligations thereunder or (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability thereof.

                         (i)  All Consents Required.  All approvals,
               authorizations, consents, orders or other actions of any Governmental Authority required in connection with the execution and delivery of the Sale Papers, the performance of the transactions contemplated by the Sale Papers and the fulfillment of the terms hereof and thereof, have been obtained.

                         (j) Bona Fide Receivables. Each Receivable is or will be an account receivable arising out of the performance by the Seller in accordance with the terms of the Contract giving rise to such Receivable. The Seller has no knowledge of any fact which should have led it to expect at the time of the classification of any Receivable as an Eligible Receivable that such Receivable would not be paid in full when due, and each Receivable classified as an Eligible Receivable by the Seller in any document or report delivered under this Agreement satisfies the requirements of eligibility contained in the definition of Eligible Receivable set forth herein.

                         (k)  Place of Business.  The principal
               executive offices of the Seller are in Sioux Falls, South Dakota and the offices where the Seller keeps its records concerning the Receivables and related Contracts are in Sioux Falls, South Dakota, Hennepin County, Minnesota and St. Cloud, Minnesota.

                         (l) Use of Proceeds. No proceeds of the sale of any Receivable hereunder received by the Seller will be used by the Seller to purchase or carry any margin stock.

                         (m) Not an Investment Company. The Seller is not an "investment company" within the meaning of the Investment Company Act, or is exempt from all provisions of such Act.

                         The representations and warranties set forth in
               this Section 4.1 shall survive the sale of the Receivables to the Buyer. The Seller hereby represents and warrants to the Buyer, that the representations and warranties of the Seller set forth in Section 4.1 are true and correct as of such date. Upon discovery by the Seller or the Buyer of a material breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice thereof to the other.

                         Section 4.2  Seller's Representations and
               Warranties Regarding Receivables.

                         (a)  Valid Sale, etc.  The Seller (x) hereby
               represents and warrants as of the Closing Date, with respect to the Receivables created on or prior to, and outstanding on, such date and (y) shall be deemed to represent and warrant as of the date of the creation and transfer to the Buyer of any Receivables with respect to such Receivables, that:

                              (i)  This Agreement constitutes the legal,
                    valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except (A) as such enforceability may be limited by applicable bankruptcy, receivership, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, affecting the enforcement of creditors' rights in general, and
                    (B) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

                              (ii)  The transfer of Receivables by the
                    Seller to the Buyer under this Agreement constitutes a valid sale, transfer, assignment, set-over and conveyance to the Buyer of all right, title and interest of the Seller in and to the Receivables, whether then existing or thereafter created and arising in connection with the Accounts, and such Receivables will be held by the Buyer free and clear of any Lien of any Person claiming through or under the Seller or any of its Affiliates except for Permitted Liens. This Agreement constitutes a valid sale, transfer, assignment, set-over and conveyance to the Buyer of all right, title and interest of the Seller in and to the Receivables purported to be sold hereunder, whether then existing or thereafter created and the proceeds thereof.

                              (iii)  The Seller is not insolvent and
                    will not be rendered insolvent upon sale of the Receivables to the Buyer.

                              (iv)  The Seller is (or, with respect to
                    Receivables arising after the date hereof, will be) the legal and beneficial owner of all right, title and interest in and to each Receivable and each Receivable has been or will be transferred to the Buyer free and clear of any Lien other than Permitted Liens.

                              (v)  All consents, licenses, approvals or
                    authorizations of or registrations or declarations with any Governmental Authority required in connection with the transfer of such Receivables to the Buyer have been obtained.

                              (vi)  Each Account classified as an
                    "Eligible Account" by the Seller in any document or report delivered hereunder will satisfy the requirements contained in the definition of Eligible Account as of the date of such document or report and each Receivable classified as an "Eligible Receivable" by the Seller in any document or report delivered hereunder will satisfy the requirements contained in the definition of Eligible Receivable as of the time of such document or report.

                              (vii)  Each Receivable then existing has
                    been conveyed to the Buyer free and clear of any Lien of any Person claiming through or under the Seller or any of its Affiliates (other than Permitted Liens) and in compliance, in all material respects, with all Requirements of Law applicable to the Seller.

                         (b) Daily Representations and Warranties. On each day on which any new Receivable is created or sold by the Seller to the Buyer hereunder, the Seller shall be deemed to represent and warrant to the Buyer that (A) each Receivable purchased by the buyer on such day has been conveyed to the Buyer in compliance, in all material respects, with all Requirements of Law applicable to the Seller and free and clear of any Lien of any Person claiming through or under the Seller or any of its Affiliates (other than Permitted Liens) and (B) with respect to each such Receivable, all consents, licenses, approvals or authorizations of or registrations or declarations with, any Governmental Authority required to be obtained, effected or given by the Seller in connection with the conveyance of such Receivable to the Buyer have been duly obtained, effected or given and are in full force and effect.

                         (c) Notice of Breach. The representations and warranties set forth in this Section 4.2 shall survive the sale, transfer and assignment of the respective Receivables to the Buyer. Upon discovery by the Seller or the Buyer of a breach of any of the representations and warranties set forth in this Section 4.2, the party discovering such breach shall give prompt written notice thereof to the other. The Seller agrees to cooperate with the Buyer in attempting to cure any such breach.

                         Section 4.3 Representations and Warranties of the Buyer. The Buyer hereby represents and warrants and agrees with, as of the date hereof and as of the Closing Date, the Seller and shall be deemed to represent and warrant as of the date of the creation of any Receivable sold to the Buyer hereunder that:

                         (a) Organization and Good Standing. The Buyer is a corporation duly organized and validly existing in good standing under the laws of the State of Minnesota and has the corporate power and authority and legal right to own its property and conduct its business as such properties are presently owned and such business is presently conducted and to execute, deliver, and perform its obligations under the Sale Papers.

                         (b)  Due Qualification.  The Buyer is duly
               qualified to do business and is in good standing (or is exempt from such requirements) as a foreign corporation in any state required in order to conduct business and has obtained all necessary licenses and approvals with respect to the Buyer required under federal and Minnesota law.

                         (c)  Due Authorization.  The execution and
               delivery of the Sale Papers and the consummation of the transactions provided for in the Sale Papers have been duly authorized by the Buyer by all necessary corporate action on its part.

                         (d) No Conflicts. The execution and delivery of the Sale Papers and the performance of the transactions contemplated thereby do not (i) contravene the Buyer's certificate of incorporation or by-laws or
               (ii) violate any material provision of law applicable to it, or require any filing (except for the filings under the UCC), registration, consent or approval under, any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Buyer, except for such filings, registrations, consents or approvals as have already been obtained and are in full force and effect.

                         (e) No Violation. The execution and delivery of the Sale Papers, the performance of the transactions contemplated by the Sale Papers, and the fulfillment of the terms of the Sale Papers will not violate any Requirements of Law applicable to the Buyer, will not violate, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law applicable to the Buyer, or any material indenture, contract, agreement, mortgage, deed of trust or other material instrument to which the Buyer is a party or by which it or its properties are bound.

                         (f) No Proceedings. There are no proceedings or investigations pending or, to the best knowledge of the Buyer, threatened against the Buyer, before any Governmental Authority (i) asserting the invalidity of the Sale Papers, (ii) seeking to prevent the consummation of any of the transactions contemplated by the Sale Papers, (iii) seeking any determination or ruling that would materially and adversely affect the performance by the Buyer of its obligations thereunder or (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of the Sale Papers.

                         (g)  All Consents Required.  All approvals,
               authorizations, consents, orders, or other actions of any Governmental Authority required in connection with the execution and delivery of the Sale Papers, the performance of the transactions contemplated by the Sale Papers, and the fulfillment of the terms of the Sale Papers have been obtained.

                         The representations and warranties set forth in
               this Section 4.3 shall survive the sale of the Receivables to the Buyer. The Buyer hereby represents and warrants to the Seller that the representations and warranties of the Buyer set forth in Section 4.3 are true and correct as of such date. Upon discovery by the Buyer or the Seller of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.


                                  [END OF ARTICLE IV]

                                       ARTICLE V

                             COVENANTS OF SELLER AND BUYER

                         Section 5.1  Seller Covenants.  The Seller
               hereby covenants that:

                         (a)  Receivables to be Accounts or General
               Intangibles. The Seller will take no action to cause any Receivable to be evidenced by any instrument (as defined in the UCC as in effect in the Relevant UCC State), except in connection with the enforcement or collection of a Receivable. Except in such circumstances, the Seller will take no action to cause any Receivable to be anything other than an "account" or a "general intangible" (each as defined in the UCC as in effect in the Relevant UCC State).

                         (b)  Security Interests.  Except for the
               conveyances hereunder, the Seller will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien, on any Receivable, whether now existing or hereafter created, or any interest therein; the Seller will immediately notify the Buyer of the existence of any Lien on any Receivable; and the Seller shall defend the right, title and interest of the Buyer in, to and under the Receivables, whether now existing or hereafter created, against all claims of third parties claiming through or under the Seller; provided, however, that nothing in this subsection 5.1(b) shall prevent or be deemed to prohibit the Seller from suffering to exist upon any of the Receivables any Permitted Lien.

                         (c)  Credit and Collection Policy and
               Contracts. The Seller shall comply with and perform its obligations under the Contracts and the Accounts and the Credit and Collection Policy except insofar as any failure so to comply or perform would not materially and adversely affect the rights of the Trust or the Certificateholders hereunder or under the Certificates (as each such term is defined in the Pooling and Servicing Agreement). Subject to compliance with all Requirements of Law, the Seller may change the terms and provisions of the Contracts or the Credit and Collection Policy in any respect (including the calculation of the amount, or the timing, of charge-offs and the Finance Charge Receivables and other fees to be assessed thereon)
               (i) if it would not, in the reasonable belief of the Seller, materially impair the collectibility of any Receivable or cause, immediately or with the passage of time, a Pay Out Event (as defined in the Pooling and Servicing Agreement) to occur and (ii) if such change (A) (if it owns a comparable segment of receivables) is made applicable to the comparable segment of the receivables owned by the Seller, if any, which have characteristics the same as, or substantially similar to, the Receivables that are the subject of such change and (B) (if it does not own such a comparable segment of receivables) will not be made with the intent to materially benefit the Seller over the Buyer or to materially adversely affect the Buyer, except as otherwise restricted by an endorsement, sponsorship, or other agreement between the Seller and an unrelated third party or by the terms of the Contracts.

                         (d)  Delivery of Collections.  In the event
               that the Seller receives Collections, the Seller agrees to forward to the Buyer or its designee such Collections as soon as practicable after the receipt thereof, but in no event later than the second Business Day following the Date of Processing thereof.

                         (e) Notice of Liens. The Seller shall notify the Buyer promptly after becoming aware of any Lien on any Receivable other than Permitted Liens.

                         (f)  Separate Business.  The Seller shall
               maintain separate corporate records and books of account from those of the Buyer. The Seller will not conduct its business in the name of the Buyer so as not to mislead others as to the identity of the entity with which those others are concerned.

                         Section 5.2  Buyer Covenant Regarding Sale
               Treatment. The Buyer agrees to treat this conveyance for all purposes (including, without limitation, tax and financial accounting purposes) as a sale on all relevant books, records, tax returns, financial statements and other applicable documents.

                                   [END OF ARTICLE V]

                                       ARTICLE VI

                                  OPTIONAL REPURCHASE

                         Section 6.1 Breach of Warranty. In the event of a breach with respect to a Receivable of any of the representations and warranties set forth in Section 4.1(j) or subsections 4.2(a)(iii) through (vii) or 4.2(b), or in the event that a Receivable is not an Eligible Receivable on the date of its transfer to the Buyer as a result of the failure to satisfy the conditions set forth in the definition of Eligible Receivable, at the sole option of the Buyer and upon written notice to the Seller, such Receivable shall be designated an "Ineligible Receivable" and the Seller shall pay to the Buyer an amount in cash equal to the purchase price paid for any such Ineligible Receivable by the Buyer to the Seller. Such payment must be made by the close of business on the thirtieth Business Day following the day such Receivable has been designated an Ineligible Receivable; provided, however, that such amount may be offset against any amounts due from the Buyer to the Seller with respect to the Purchase Price for Receivables sold to the Buyer on such day. The obligation of the Seller set forth in this Section shall constitute the sole remedy respecting any breach of the representations and warranties set forth in the above-referenced Sections or failure to meet the conditions set forth in the definition of Eligible Receivable with respect to such Receivable available to the Buyer.

                         Section 6.2  Conveyance of Reassigned
               Receivables. Upon the request of the Seller, the Buyer shall execute and deliver to the Seller a reconveyance substantially in such form and upon such terms as shall be acceptable to the Seller, pursuant to which the Buyer evidences the conveyance to the Seller of all of the Buyer's right, title, and interest in any Receivables reconveyed to the Seller pursuant to Section 6.1. The Buyer shall execute such other documents or instruments of conveyance or take such other actions as the Seller may reasonably require to effect any repurchase of Receivables pursuant to this Article VI.

                         Section 6.3 Sales are Non-Recourse. Other than the obligation to repurchase Receivables under the limited circumstances set forth in Section 6.1 hereof, the sales of Receivables under this Agreement shall be without recourse to the Seller.

                                  [END OF ARTICLE VI]

                                      ARTICLE VII

                                  CONDITIONS PRECEDENT

                         Section 7.1  Conditions to the Buyer's
               Obligations Regarding Receivables. The obligations of the Buyer to purchase the Receivables on any Business Day shall be subject to the satisfaction of the following conditions:

                         (a) All representations and warranties of the Seller contained in this Agreement shall be true and correct on the Closing Date and on the day of creation of any Receivable created thereafter with the same effect as though such representations and warranties had been made on such date;

                         (b) All information concerning the Receivables provided to the Buyer shall be true and correct in all material respects as of the Closing Date, in the case of Receivables sold to the Buyer on the Closing Date, or the applicable Date of Processing, in the case of Receivables created after the Closing Date;

                         (c) At the Closing Date, the Seller shall have substantially performed all other obligations required to be performed by the provisions of this Agreement;

                         (d)  With respect to Receivables sold to the
               Buyer on the Closing Date, the Seller shall have filed the financing statement(s) required to be filed pursuant to Section 2.1(b); and

                         (e)  All corporate and legal proceedings and
               all instruments in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Buyer, and the Buyer shall have received from the Seller copies of all documents (including, without limitation, records of corporate proceedings) relevant to the transactions herein contemplated as the Buyer may reasonably have requested.

                         Section 7.2  Conditions Precedent to the
               Seller's Obligations. The obligations of the Seller to sell Receivables on any Business Day shall be subject to the satisfaction of the following conditions:

                         (a) All representations and warranties of the Buyer contained in this Agreement shall be true and correct with the same effect as though such representations and warranties had been made on such date;

                         (b)  Payment or provision for payment of the
               Purchase Price in accordance with the provisions of
               Section 3.2 hereof shall have been made; and

                         (c)  All corporate and legal proceedings and
               all instruments in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Seller, and the Seller shall have received from the Buyer copies of all documents (including, without limitation, records of corporate proceedings) relevant to the transactions herein contemplated as the Seller may reasonably have requested.

                                  [END OF ARTICLE VII]


                                      ARTICLE VIII

                                  TERM AND TERMINATION

                         Section 8.1  Term.  This Agreement shall
               commence as of the date of execution and delivery hereof and shall continue in full force and effect until the earlier of: (a) such date as may be agreed to in writing by the Buyer and the Seller, or (b) the occurrence of any of the following events: the Buyer or the Seller shall
               (i) become insolvent, (ii) fail to pay its debts generally as they become due, (iii) voluntarily seek, consent to, or acquiesce in the benefit or benefits of any debtor relief law, (iv) become a party to (or be made the subject of) any proceeding provided for by any debtor relief law, other than as a creditor or claimant, and, in the event such proceeding is involuntary, the petition instituting same is not dismissed within 60 days after its filing, or (v) become unable for any reason to purchase or re-purchase Receivables in accordance with the provisions of this Agreement or default in its obligations hereunder, which default continues unremedied for more than 30 days after written notice is delivered to the defaulting party by the non-defaulting party (any such date set forth in clause (a) or (b) hereof being a "Termination Date"); provided, however, that the termination of this Agreement pursuant to this Section
               8.1 shall not discharge any Person from any obligations incurred prior to such termination, including, without limitation, any obligations to make any payments with respect to Receivables sold prior to such termination.

                         Section 8.2  Effect of Termination.  No
               termination or rejection of or failure to assume the executory obligations of this Agreement in the event of the receivership of the Seller or bankruptcy of the Buyer shall be deemed to impair or affect the obligations pertaining to any executed sale or executed obligations, including, without limitation, pre-termination breaches of representations and warranties by the Seller or the Buyer.

                                 [END OF ARTICLE VIII]

                                       ARTICLE IX

                                MISCELLANEOUS PROVISIONS

                         Section 9.1 Amendment. This Agreement and any other Sale Papers and the rights and obligations of the parties hereunder may not be changed orally, but only by an instrument in writing signed by the Buyer and the Seller. The Seller shall provide prompt written notice of any such amendment to the Rating Agencies.

                         Section 9.2 Governing Law. THIS AGREEMENT AND THE OTHER SALE PAPERS SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MINNESOTA, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

                         Section 9.3 Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, return receipt requested, to:

                         (a)  in the case of the Seller, to:

                              Fingerhut National Bank
                              3094 Technology Circle
                              Suite 102
                              Sioux Falls, South Dakota  57106
                              (605)362-2380

                         (b)  in the case of the Buyer, to:

                              Fingerhut Companies, Inc.
                              4400 Baker Road
                              Minnetonka, Minnesota  55343
                              Attention:  General Counsel
                              (612) 932-3100

               or, as to each party, at such other address as shall be designated by such party in a written notice to each other party.

                         Section 9.4  Severability of Provisions.  If
               any one or more of the covenants, agreements, provisions or terms of the Sale Papers shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, or terms of the Sale Papers and shall in no way affect the validity or enforceability of the other provisions of the Sale Papers.

                         Section 9.5 Further Assurances. The Buyer and the Seller agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the other party more fully to effect the purposes of the Sale Papers, including, without limitation, the execution of any financing statements or continuation statements or equivalent documents relating to the Receivables for filing under the provisions of the UCC or other laws of any applicable jurisdiction.

                         Section 9.6  No Waiver; Cumulative Remedies.
               No failure to exercise and no delay in exercising, on the part of the Buyer or the Seller, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.

                         Section 9.7 Counterparts. The Sale Papers may each be executed in two or more counterparts including telefax transmission thereof (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

                         Section 9.8  Binding Effect; Third Party
               Beneficiaries. The Sale Papers will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

                         Section 9.9 Merger and Integration. Except as specifically stated otherwise herein, the Sale Papers set forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by the Sale Papers. The Sale Papers may not be modified, amended, waived or supplemented except as provided herein.

                         Section 9.10  Headings.  The headings herein
               are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

                         Section 9.11  Schedules and Exhibits.  The
               schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

                         Section 9.12  Protection of Right, Title and
               Interest to Receivables.

                         (a) The Seller shall cause this Agreement, all amendments hereto and/or all financing statements and continuation statements and any other necessary documents covering the Seller's and the Buyer's right, title and interest to the Receivables to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Buyer hereunder to the Receivables and proceeds thereof. The Seller shall deliver to the Buyer file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. The Buyer shall cooperate fully with the Seller in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this subsection 9.12(a).

                         (b) Within 30 days after the Seller makes any change in its name, identity or corporate structure which would make any financing statement or continuation statement filed in accordance with paragraph (a) above materially misleading within the meaning of Section 9-402(7) of the UCC as in effect in the Relevant UCC State, the Seller shall give the Buyer written notice of any such change and shall file such financing statements or amendments as may be necessary to continue the perfection of the Buyer's security interest in the Receivables and the proceeds thereof.

                         (c)  The Seller will give the Buyer prompt
               written notice of any relocation of any office from which it services Receivables or keeps records concerning the Receivables or of its principal executive office and whether, as a result of such relocation, the applicable provisions of the UCC would require the filing of any amendment of any previously filed financing or continuation statement or of any new financing statement and shall file such financing statements or amendments as may be necessary to continue the perfection of the Buyer's security interest in the Receivables and the proceeds thereof. The Seller will at all times maintain each office from which it services Receivables and its principal executive office within the United States of America.

                         Section 9.13  Assignment.  Notwithstanding
               anything to the contrary contained herein, this Agreement may not be assigned by the Buyer or the Seller except as contemplated by this Section 9.13, any Purchase Agreement and any Pooling and Servicing Agreement; provided, however, that simultaneously with the execution and delivery of this Agreement, the Buyer shall assign all of its right, title and interest herein to the extent that this Agreement relates to Closed End Receivables of Back End Customers to Fingerhut Receivables, Inc. as provided in Section 2.1 of the Purchase Agreement and that Fingerhut Receivables, Inc. shall assign all of its right, title and interest herein to the Trustee for the benefit of the Investor Certificateholders of all Series as provided in Section 2.1 of the Pooling and Servicing Agreement (as each term is defined in the Pooling and Servicing Agreement), to which the Seller hereby expressly consents, and the Buyer may make similar assignments pursuant to Purchase Agreements subsequently entered into by the Buyer. The Seller agrees to perform its obligations hereunder for the benefit of the Trust (as defined in the Pooling and Servicing Agreement) and that the Trustee may enforce the provisions of this Agreement, exercise the rights of the Buyer and enforce the obligations of the Seller hereunder without the consent of the Buyer.

                                  [END OF ARTICLE IX]


                         IN WITNESS WHEREOF, the Buyer and the Seller
               each have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

                                           FINGERHUT NATIONAL BANK
                                             as Seller

                                           By: /s/ Terry H. Hughes
                                              ________________________
                                              Name:  Terry H. Hughes
                                              Title: Chief Executive Officer

                                           FINGERHUT COMPANIES, INC.,
                                             as Buyer

                                           By: /s/ Robert W. Oberrender
                                               ________________________
                                              Name:  Robert W. Oberrender
                                              Title: Vice President, Treasurer





                                        EXHIBIT A

                                   FORM OF DAILY REPORT


                                                                SCHEDULE 1

                                 TAX RETURNS AND PAYMENTS

               The Seller has filed all applicable Federal, state and material local tax returns and has paid or caused to be paid all associated taxes due and payable on such returns or on any assessments received by them; except that the Seller has not filed certain tax returns purported to be required because the Seller believes the requirements are invalid and unenforceable under the commerce clause of the United States Constitution as interpreted by the Supreme Court in National Bellas Hess v. Department of Revenue of Illinois, 386 U.S. 753 (1967) and the supporting lines of cases, including Quill Corp. v. North Dakota, 112 S. Ct. 1904 (1992). The following are the states in which the Seller is currently collecting sales/use taxes:

                         California          Ohio
                         Florida             Pennsylvania
                         Illinois            South Carolina
                         Iowa                South Dakota
                         Minnesota           Tennessee
                         New York

               Notwithstanding the Supreme Court decisions, the following states, to the best knowledge of the Seller, currently have legislation in effect which purports to require certain Subsidiaries of the Seller to collect sales or use taxes:

                    Alabama             Texas
                    Arizona             Utah
                    Arkansas            Vermont
                    California          Virginia
                    Colorado            Washington
                    Connecticut         West Virginia
                    Florida
                    Georgia
                    Idaho
                    Illinois
                    Iowa
                    Kansas
                    Kentucky
                    Louisiana
                    Massachusetts
                    Michigan
                    Minnesota
                    Mississippi
                    Missouri
                    Nebraska
                    Nevada
                    New Jersey
                    New Mexico
                    New York
                    North Carolina
                    North Dakota
                    Ohio
                    Oklahoma
                    Pennsylvania
                    Rhode Island
                    South Carolina
                    South Dakota
                    Tennessee